EMPLOYMENT AGREEMENT

This Agreement (the "Agreement"), is made and entered into as of November 10, 2025 (the "Agreement Date"), by and between Black Titan Corporation, registered in the Cayman Islands under company number 411832 (the "Company"), and Shang Ju Lin of Cheng Kong Road Sec 4, No 43, 12F, Taipei, Taiwan (the "Executive", and together with the Company, the "Parties").

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

1. Employment. Effective November 10, 2025 (the "Effective Date"), the Company hereby agrees to employ the Executive in the position of Co-Chief Executive Officer ("Co-CEO") and the Executive, in such capacity, agrees to the terms and conditions hereinafter set forth. Executive shall have the customary powers, responsibilities and authorities of CEO of corporations of the size, type and nature of the Company, as it exists from time to time. Executive shall report to the Company's board of directors (the "Board").

2. Compensation. During the Term, the Company shall provide the following compensation to the Executive for his services hereunder:

(a) Salary. The Company shall pay Executive a base salary of $60,000 per annum, or $5,000 monthly less applicable taxes and withholdings, in accordance with the Company's standard payroll procedures (the "Base Salary"). The Company shall review the Base Salary annually and the Base Salary may be adjusted during the Term.

(b) Annual Incentive Awards. Subject to approval of the Compensation Committee of the Board (the "Compensation Committee"), the Company shall have the option to provide Executive with annual grants in the form of (i) options or (ii) shares (together with options, the "Awards"). Such Awards shall be subject to the Company's equity incentive plan (the "Plan") and the applicable award agreements.

(c) Annual Bonus. Executive will be eligible for an annual bonus, with a target of fifty percent (50%) of the Executive's then Base Salary, payable in (i) cash and/or (ii) shares under the Plan ("Annual Bonus"). Such Annual Bonus shall be at the sole discretion of the Compensation Committee and shall be paid at the end of the Company's fiscal year.

(d) Benefits; Vacation; Perquisites. The Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, disability and life insurance programs, that may be in effect from time to time and made available to the Company's senior management employees, subject to the terms and conditions of those benefit plans.

(e) Travel and Entertainment. The Executive shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Term in the performance of his services under this Agreement in accordance with the Company's reimbursement policy.

3. Term. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect for one (1) year (the "Term") unless earlier terminated as otherwise provided in Section 4 below. The Term shall automatically renew for additional one (1) year periods (each, the "Term" or the "Renewal Term"), unless earlier terminated as otherwise provided in Section 4 below or either party provides written notice of its intention not to renew at least forty-five (45) days before the expiration of the Term. Notwithstanding the above, Executive acknowledges and agrees that Executive's employment status is that of an employee-at-will and that Executive's employment may be terminated by either Executive or the Company at any time with or without Cause, subject to the obligations provided in Sections 4 and 5 below.

4. Termination.

(a) Termination at the Company's Election.

(i) For Cause. At the election of the Company, Executive's employment and this Agreement may be terminated for Cause immediately upon written notice to Executive. "Cause" shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion: (i) the willful refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board; (ii) any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body; (iii) Executive's indictment of any felony involving moral turpitude (including entry of a nolo contendere plea); (iv) the determination, after a reasonable and good-faith investigation by a third-party or law firm engaged by the Company, that the Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination); (v) Executive's material misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or (vi) material breach by Executive of this Agreement and/or of the Company's confidential information or other non-disclosure agreement to which Executive is a party; provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (1) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (2) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive's employment and this Agreement may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a "Disability"); (B) upon Executive's death ("Death"); or (C) upon 21 days' written notice to Executive for any other reason or for no reason at all ("Without Cause").

(b) Termination by Executive.

(i) Voluntary Resignation. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive's sole discretion by giving 21 days' written notice to the Company pursuant to Section 10 ("Voluntary Resignation").

(ii) For Good Reason. At the election of the Executive, Executive's employment and this Agreement may be terminated for Good Reason upon written notice to the Company. For purposes of this Agreement, and subject to the caveat at the end of this Section, "Good Reason" for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive's prior written consent: (i) any reduction by the Company of Executive's Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction is less than 15% and occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for Executive to terminate his employment; (ii) a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive; (iii) a material adverse change in Executive's duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of Executive's duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time; or (iv) any failure of the Company or any affiliate to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive; (v) any reduction in Executive's bonus eligibility. Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the "Cure Period"); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

5. Payments Upon Termination of Employment.

(a) Termination for Cause or Voluntary Resignation. If Executive's employment is terminated by the Company for Cause or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive the following amounts only: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) any compensation which the Company and Executive have agreed to defer; (iii) unreimbursed expenses, paid in accordance with this Agreement and the Company's written policies; (iv) any accrued but unpaid Annual Bonus; and (v) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the "Accrued Obligations").

6. Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of the Company's business; (ii) the Executive's work for the Company will bring him into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements

and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a) Confidential Information.

(i) Executive understands that during his employment and under this Agreement, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, "Affiliated Entities"), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the "Confidential Information"). Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Executive's obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(ii) During Executive's employment, upon the Company's request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, client information and lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(b) Non-Solicitation. During the Term and for a period of one year after employment, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employ of the Company; or (ii) solicit or attempt to solicit the business of any client or customer of the Company with respect to products, services, or investments similar to those provided or supplied by the Company.

(c) Executive agrees that if the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

7. Representations, Warranties and Covenants of the Executive.

(a) No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder.

(b) Assignment of Intellectual Property.

(i) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not ("Creations"), conceived or made by him alone or with others at any time during his employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company's equipment, supplies, facilities, and/or Confidential Information ("Executive Creations") unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from his work at the Company.

(ii) In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive's moral rights to the Creations have been violated.

(iii) Executive agrees to reasonably cooperate with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the Cayman Islands and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive's signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably

designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive's Creations.

8. Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of the covenants contained in Sections 6 or 7, or to any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

9. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing.

10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the certified or registered mail, postage prepaid:

(a) to the Executive, at the address on file with the Company.

(b) to the Company addressed as follows:

Black Titan Corporation
FFP (Corporate Services) Limited
2nd Floor, Harbour Centre
159 Mary Street
George Town
Grand Cayman
Cayman Islands

11. Amendment. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the Executive.

12. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the Executive's employment with the Company contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings, oral or written, express or implied, between the parties with respect to such employment. Sections 6 and 7 of this Agreement shall survive the termination of this Agreement.

13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the i laws of the Cayman Islands.

14. Assignment; Successors and Assigns, etc. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and

obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except **that the Company may not assign this Agreement without Executive's prior written consent, except** to an acquirer of all or substantially all of the assets of the Company.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Counterparts; Construction. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures. This Agreement shall not be construed more strictly against one Party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

17. Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by binding arbitration to be administered by the Cayman Islands International Arbitration Centre (CIAC) and governed by the Arbitration Act (as amended) of the Cayman Islands. The arbitration shall be conducted in the English language and the place of arbitration shall be in the Cayman Islands. The number of arbitrators shall be one. The place of arbitration will be George Town, Cayman Islands. The decision of the sole arbitrator to any such dispute, controversy, difference or claim shall be final and binding upon both parties. If any litigation or arbitration is necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to have their attorney fees paid by the other party. Each Party waives any right it may have to assert the doctrine of forum non conveniens, to assert that it is not subject to the jurisdiction of such arbitration or courts or to object to venue to the extent any proceeding is brought in accordance herewith.

18. Indemnification. The Company shall maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the laws of the Cayman Islands, taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability insurance, **in accordance with the terms of the Company's memorandum and articles of** association. The rights to indemnification shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

Shang Ju Lin

Shang Ju Lin

Black Titan Corporation

By: ______________________

Name Chay Weei Jye

Title: Chief Executive Officer